Exhibit 99.1

MARINEMAX REPORTS RECORD FISCAL THIRD QUARTER RESULTS

~Record June Quarter Revenue Grows to Over $688 Million~

~Gross Margins Continue to Expand~

~Record Third Quarter Earnings Per Share of $3.17~

~Raises Fiscal Year 2022 Guidance~

CLEARWATER, FL, July 28, 2022 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced results for its third quarter ended June 30, 2022.

Revenue increased 3% to a record $688.5 million for the quarter ended June 30, 2022, from $666.3 million in the comparable period last year. Revenue growth benefitted from contributions of recent strategic acquisitions, as same-store sales declined 5% versus an increase of 6% a year ago and a 43% increase over the prior two-comparable periods. New unit sales grew year-over-year notwithstanding low inventory and supply chain challenges. The change in same store sales was primarily related to the on-going industry shortage of inventory, specifically larger product. The Company’s significant geographic and product diversification, in combination with accretive acquisitions, resulted in net income growing to $70.2 million and a 22% increase in earnings per diluted share to $3.17. This compares to earnings per diluted share of $2.59 in the comparable period last year.

For the nine-months ended June 30, 2022, revenue grew 11% to $1.77 billion compared with $1.60 billion for the same period last year. Same-store sales increased approximately 3%, on top of 21% growth for the same period last year. Net income for the nine months ended June 30, 2022, rose to $159.6 million, with earnings per diluted share rising over 33% to $7.11, compared with $122.2 million, or $5.33 per diluted share for the comparable period last year.

W. Brett McGill, Chief Executive Officer and President, stated, “I am extremely proud of our team for continuing to execute, as we extend our long record of accelerating profitability and operating leverage expansion. We are building on our previously communicated strategic vision that we began deploying in 2019, to transform MarineMax into a more diversified business model that would create greater resilience across ever changing economic cycles. This strategy produced another quarter of record gross margins and profits, driving sustained profitability by focusing on higher margin businesses.”

Mr. McGill continued, “Business accelerated as we moved through the quarter, supported by unit growth year-over-year as we effectively worked to overcome ongoing supply chain challenges and the weather-related delay to the start of the Midwest boating season.  In fact, excluding our Midwest markets, we saw over 8% new unit growth on a same-store basis in the quarter. We continue to gain market share, as the industry did not experience that same level of growth. As the world’s preferred boating and yacht retailer, we remain well capitalized to continue to enhance shareholder value through our wide-ranging geographic presence, broad product diversification, digital platform, strong balance sheet and a cycle tested management team.”

Updated 2022 Guidance

Based on current business conditions, retail trends and other factors, as well as contributions from acquisitions closed in 2022, the Company is raising its fiscal year 2022 guidance for earnings per diluted share to a range of $8.05 to $8.45, which is increased from its previously provided guidance of $7.90 to $8.30 per diluted share. This compares to earnings per diluted share of $6.78 in fiscal 2021. These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during fiscal 2022, or other unforeseen events, including changes in global economic conditions.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 79 retail dealership locations, which includes 33 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest superyacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. Intrepid Powerboats, a MarineMax company, manufactures powerboats and sells through a direct-to-consumer model. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands. The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended June 30, 2022; our ability to make strategic long-term accretive acquisitions; our enhancement of shareholder value; and the Company's fiscal 2022 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to obtain and manage inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance of the recently-acquired businesses, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, potential supply chain constraints and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2021 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$688,537	$666,328	$1,771,334	$1,600,947
Cost of sales	452,064	461,654	1,162,347	1,116,066
Gross profit	236,473	204,674	608,987	484,881

Selling, general, and administrative expenses	141,173	123,766	394,702	319,120
Income from operations	95,300	80,908	214,285	165,761

Interest expense	1,008	639	2,299	2,999
Income before income tax provision	94,292	80,269	211,986	162,762

Income tax provision	24,113	20,651	52,357	40,609
Net income	$70,179	$59,618	$159,629	$122,153

Basic net income per common share	$3.26	$2.69	$7.34	$5.53

Diluted net income per common share	$3.17	$2.59	$7.11	$5.33

Weighted average number of common shares used in computing net income per common share:

Basic	21,524,315	22,132,915	21,761,811	22,100,190
Diluted	22,173,273	23,037,679	22,455,828	22,922,526

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	June 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$281,351	$200,121
Accounts receivable, net	61,863	60,195
Inventories, net	374,217	209,418
Prepaid expenses and other current assets	18,566	18,316
Total current assets	735,997	488,050

Property and equipment, net	226,647	166,058
Operating lease right-of-use assets, net	100,127	104,641
Goodwill and other intangible assets, net	248,194	186,691
Other long-term assets	9,104	10,650
Total assets	$1,320,069	$956,090
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$56,533	$28,741
Contract liabilities (customer deposits)	138,375	86,704
Accrued expenses	97,088	89,696
Short-term borrowings	107,222	2,861
Current maturities on long-term debt	3,028	3,293
Current operating lease liabilities	10,323	10,275
Total current liabilities	412,569	221,570
Long-term debt, net of current maturities	45,834	48,374
Noncurrent operating lease liabilities	92,774	96,830
Deferred tax liabilities, net	17,805	8,419
Other long-term liabilities	8,347	8,126
Total liabilities	577,329	383,319
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	28
Additional paid-in capital	300,411	288,923
Accumulated other comprehensive income (loss)	(1,351)	1,264
Retained earnings	592,307	399,852
Treasury stock	(148,656)	(117,296)
Total shareholders’ equity	742,740	572,771
Total liabilities and shareholders’ equity	$1,320,069	$956,090

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Retail Operations	$657,930	$656,826	$1,690,172	$1,591,445
Product Manufacturing	48,802	20,417	129,804	20,417
Elimination of intersegment revenue	(18,195)	(10,915)	(48,642)	(10,915)
Revenue	$688,537	$666,328	$1,771,334	$1,600,947
Income from operations:
Retail Operations	$90,655	$79,988	$204,124	$164,841
Product Manufacturing	5,903	3,521	13,733	3,521
Elimination of intersegment income	(1,258)	(2,601)	(3,572)	(2,601)
Income from operations	$95,300	$80,908	$214,285	$165,761